Exhibit 99.1

AeroVironment Completes Acquisition of Telerob, Expanding Multi-Domain Robotic Systems Offering and Global Presence

o	Transaction combines leaders in unmanned aircraft systems (UAS) and unmanned ground vehicles (UGV) for broader, integrated mission solutions in air, near-space, ground and maritime domains

o	Acquisition expected to be accretive within two years to AeroVironment GAAP EPS, and accretive to non-GAAP EPS in fiscal year 2022

o	AeroVironment competing for multi-year United States Air Force Explosive Ordinance Disposal (EOD) robotic system program

AeroVironment completes acquisition of Telerob, a leader in ground robotic solutions, to expand multi-domain robotic systems offering and global presence. (Photo: AeroVironment, Inc.)

SIMI VALLEY, Calif., May 4, 2021 – AeroVironment, Inc. (NASDAQ: AVAV), a global leader in intelligent, multi-domain robotic systems, today announced it was granted clearance from the German government and completed the previously announced acquisition of Telerob Gesellschaft für Fernhantierungstechnik mbH (Telerob), in a $45.4 million (€37.5 million) cash transaction and the pay-off of approximately $9.4 million (€7.8 million) in Telerob’s debt at closing. Telerob now operates as a wholly-owned subsidiary of AeroVironment.

“Our acquisition of Telerob marks a significant expansion to our portfolio of intelligent, multi-domain robotic systems, from small and medium unmanned aircraft systems, to tactical missile systems and now, unmanned ground vehicles,” said Wahid Nawabi, AeroVironment president and chief executive officer. “We welcome the talented Telerob

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team and look forward to delivering even more capability to our customers in the United States and more than 50 allied countries around the world.”

“The entire Telerob team is excited to join forces with AeroVironment so we can deliver our expanded offering to current and new customers around the world,” said Norbert Gebbeken, Telerob managing director. “Delivering intelligent, multi-domain robotic solutions, both in the air and on the ground, can help more customers achieve their mission objectives. Working together with the AeroVironment team in the future has the potential to create even more compelling solutions in multiple applications and industries.”

Founded in 1994, Telerob offers one of the industry’s most advanced and comprehensive turn-key unmanned ground robotics solutions, including the telemax and tEODor EVO family of UGVs, fully-equipped transport vehicles and training, repair and support services. Telerob’s cutting-edge solutions safely and effectively perform a variety of dangerous missions, including explosive ordinance disposal (EOD), hazardous materials handling (HAZMAT) and chemical, biological, radiological and nuclear (CBRN) threat assessment. Telerob’s ruggedized UGVs possess all-terrain capabilities and offer some of the most advanced, specialized, precision manipulators, autonomous functionality and intuitive operation to deliver a high degree of mission flexibility. Telerob’s customers span 45 countries and numerous applications, including homeland security, emergency response and defense. Telerob is based near Stuttgart, Germany.

AeroVironment submitted a proposal with Telerob for the United States Air Force 10-year Indefinite Delivery, Indefinite Quantity (IDIQ) Large Explosive Ordnance Disposal (EOD) robot program, announced in October 2020. The Air Force has not announced the awardee for this program.

To learn more about advanced ground robotic solutions from Telerob, an AeroVironment Company, visit www.avinc.com/ugv.

ABOUT AEROVIRONMENT, INC.

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AeroVironment (NASDAQ: AVAV) provides technology solutions at the intersection of robotics, sensors, software analytics and connectivity that deliver more actionable intelligence so you can Proceed with Certainty. Celebrating 50 years of innovation, AeroVironment is a global leader in unmanned aircraft systems and tactical missile systems, and serves defense, government and commercial customers. For more information, visit www.avinc.com.

ABOUT TELEROB, AN AEROVIRONMENT COMPANY

Telerob, an AeroVironment Company, is a leading manufacturer of defense and homeland security solutions based in Ostfildern near Stuttgart, Germany. The product range includes remote-controlled unmanned ground vehicles for disarming improvised explosive devices and investigating CBRN hazards, fully equipped service vehicles, as well as mobile system solutions ensuring the safety and security of critical infrastructure and people. For more information, visit https://www.telerob.com/en/.

SAFE HARBOR STATEMENT

Certain statements in this press release may constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to successfully achieve the anticipated benefits of the Telerob acquisition, including by retaining key employees and customers; the risk that disruptions will occur from the acquisitions that will harm our business or any acquired businesses; any disruptions or threatened disruptions to our relationships with our distributors, suppliers, customers and employees; the ability to timely and sufficiently integrate acquired operations into our ongoing business and compliance programs, including the expansion of international locations; our ability to

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perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS

Makayla Thomas

AeroVironment, Inc.

+1 (805) 520-8350

pr@avinc.com

Mark Boyer

For AeroVironment, Inc.

+1 (213) 247-4109

mark@boyersyndicate.com

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